Exhibit 4.48

SHARE REPURCHASE AGREEMENT

THIS SHARE REPURCHASE AGREEMENT (“this Agreement”) is made as of June 1, 2009, by and between Perfect World Co., Ltd., a company organized under the laws of the Cayman Islands (“Purchaser”) and SB Asia Investment Fund II L.P. (“SAIF” or “Seller”), a limited partnership organized and existing under the laws of the Cayman Islands, (each, a “Party” and collectively, the “Parties”).

WHEREAS, SAIF owns, beneficially and of record, (i) 1,203,812 Class A Ordinary Shares, par value US$0.0001 per share, of Purchaser and (ii) 33,600,000 Class B Ordinary Shares, par value US$0.0001 per share, of Purchaser (each of the Class A Ordinary Shares or the Class B Ordinary Shares, an “Ordinary Share” and collectively, the “Ordinary Shares”);

WHEREAS, Purchaser and SAIF, and certain additional shareholders, are party to that certain Shareholders Agreement, dated as of September 6, 2006, as amended, (the “Shareholders Agreement”);

WHEREAS, Purchaser, Seller and an affiliate of Seller previously entered into that certain share repurchase agreement with respect to Purchaser’s purchase of certain Ordinary Shares from Seller and its affiliate on December 29, 2008 (the “Previous Agreement”); and

WHEREAS, Purchaser desires to acquire certain Ordinary Shares owned by Seller, and Seller desires to sell certain Ordinary Shares to Purchaser, (the “Share Purchase”), all upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I.

PURCHASE AND SALE OF THE SHARES

Section 1.1 Purchase of the Shares. Subject to and upon the terms and conditions of this Agreement, at the closing of the transactions contemplated by this Agreement (the “Closing”), Seller shall sell, transfer, convey, assign and deliver to Purchaser (the “Share Purchase”) all of its right, title and interest in and to the Shares (as defined below), free and clear of any Liens except for restrictions of general applicability imposed by federal, state and foreign securities laws (and contractual restrictions imposed by this Agreement, the Shareholders Agreement or any lock-up agreements as is known or disclosed to Purchaser).

Section 1.2 Purchase Price for Shares.

(a) The purchase price for the Shares shall be equal to US$4.19562 per Ordinary Share, and shall be US$52,445,250 in aggregate for SAIF (the “Purchase Price”).

(b) The Purchase Price shall be payable at the Closing to Seller by wire transfer in immediately available funds, to the accounts designated by Seller in writing at least two Business Days prior to the Closing.

Section 1.3 Shares and Number of Shares. At Closing, the Ordinary Shares to be delivered by SAIF to Purchaser shall be 1,203,812 Class A Ordinary Shares and 11,296,188 Class B Ordinary Shares of Purchaser (collectively, the “Shares”).

Section 1.4 Closing. The Closing (the “Closing”) of the purchase and sale of Shares shall take place at the offices of Latham & Watkins LLP, 4902 Jin Mao Tower, 88 Century Boulevard, in Shanghai, China or other venue agreed by the Parties on June 12, 2009 (the “Closing Date”).

Section 1.5 Deliveries.

(a) At the Closing, Seller shall deliver, or shall cause to be delivered, to Purchaser the following:

(i) Original share certificates representing the Class A Ordinary Shares and Class B Ordinary Shares held by Seller (the “Original Seller Share Certificates”);

(ii) The closing certificate required by Section 4.1(b);

(iii) The Big Boy Representations Certificate, a form of which is attached hereto as Exhibit A.

(b) At the Closing, Purchaser shall deliver, or shall cause to be delivered, to Seller the following:

(i) The Purchase Price;

(ii) Share certificates registered in the name of SAIF with respect to any Class B Ordinary Shares represented by the Original Seller Share Certificates that are not part of the Shares (the “Residual Seller Share Certificates”), which shall not contain the following legend “THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS. THESE SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER THE ACT OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 OF THE ACT.”;

(iii) The closing certificate required by Section 4.2(b).

ARTICLE II.

COVENANTS

Section 2.1 Lock-up. Parties hereto agree that Section 2.1 of the Previous Agreement shall no longer bind SAIF as of the date hereof.

Section 2.2 Confidentiality. Purchaser acknowledges that it and its representatives will not provide the Seller or its Affiliates with any material, non-public information regarding the Purchaser or its Affiliates.

Section 2.3 Reasonable Best Efforts. The Parties shall use reasonable best efforts to cause the fulfillment of all of the conditions to the Parties’ obligations to consummate the transactions contemplated by this Agreement at or prior to the Closing.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES

Section 3.1 Seller Representations and Warranties. Seller hereby represents, warrants and covenants to Purchaser as follows:

(a) Seller. SAIF is an exempted limited partnership duly organized, validly existing and in good standing under the laws of the Cayman Islands. SAIF has all necessary partnership power and authority to execute, deliver and perform this Agreement.

(b) Authorization. The execution, delivery and performance of this Agreement by SAIF have been duly and validly authorized by SAIF and by all other necessary partnership action on the part of SAIF. This Agreement constitutes the legally valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditor rights generally. The execution, delivery and performance of this Agreement by Seller will not violate, or constitute a breach or default (whether upon lapse of time and/or the occurrence of any act or event or otherwise) under or result in a conflict with, (i) the partnership agreement or other constitutional documents of SAIF, (ii) any applicable Law by which Seller or any of its assets is bound or (iii) any agreement to which Seller is a party or by which it or any of its assets is bound.

(c) The Shares. Seller legally and beneficially owns all of the Shares free and clear of all Liens, except for restrictions of general applicability imposed by federal, state and foreign securities laws (and contractual restrictions imposed by this Agreement, the Shareholders Agreement or any lock-up agreements as is known or disclosed to Purchaser). The Shares are not subject to any voting trust or other agreement relating to the voting thereof other than the governing documents of the applicable partnership agreements or other constitutional documents of Seller and its Affiliates which have been disclosed to Purchaser. Upon delivery by Seller of the certificates representing the Shares pursuant to this Agreement and the consummation of the transactions contemplated hereby, Purchaser will acquire good title to the Shares, free and clear of any Liens created by or on behalf of Seller except for restrictions of general applicability imposed by federal, state and foreign securities laws.

(d) Seller’s Investment Sophistication. Seller (a) has the requisite knowledge, sophistication and experience in order to fairly evaluate a disposition of the Shares, including the risks associated therewith, and (b) shall make its own independent investigation and evaluation to the extent it deems necessary or appropriate concerning the business, properties, results of operations and financial condition of Purchaser and its subsidiaries (including relevant variable interest entity) taken as a whole to make an informed decision regarding the sale of the Shares pursuant to this Agreement.

(e) No Reliance. In making its decision to sell the Shares pursuant to this Agreement, Seller has not requested, or been furnished with, or relied on any information concerning the Purchaser or the Shares provided to Seller by Purchaser other than as expressly set forth under this Agreement.

(f) Brokers and Finders. Seller has not incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the transactions contemplated hereby which could result in any liability being imposed on Purchaser.

Section 3.2 Purchaser Representations and Warranties. Purchaser hereby represents and warrants to Seller as follows:

(a) Purchaser. Purchaser is a company duly organized, validly existing and in good standing under the laws of the Cayman Islands. Purchaser has all necessary corporate power and authority to execute, deliver and perform this Agreement.

(b) Authorization. The execution, delivery and performance of this Agreement by Purchaser has been duly and validly authorized by the Purchaser and by all other necessary corporate action on the part of Purchaser. This Agreement constitutes the legally valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors rights generally. The execution, delivery and performance of this Agreement by Purchaser will not violate, or constitute a breach or default (whether upon lapse of time and/or the occurrence of any act or event or otherwise) under or result in a conflict with, (i) the memorandum and articles of association or other constitutional documents of Purchaser, (ii) any applicable Law by which Purchaser or any of its assets is bound or (iii) any agreement to which Purchaser is a party or by which it or any of its assets is bound.

ARTICLE IV.

CONDITIONS

Section 4.1 Conditions Precedent to Purchaser’s Obligations. The obligations of Purchaser to be performed on the Closing Date shall be subject to the satisfaction or waiver prior to or at the Closing of each of the following conditions:

(a) Seller shall have delivered the Original Share Certificates.

(b) The representations and warranties set forth in Section 3.1 hereof shall be true and correct as of the Closing Date and Seller shall have delivered to Purchaser a certificate dated the Closing Date and signed by Seller’s authorized signatories to such effect.

(c) Seller shall have duly executed and delivered to Purchaser the Big Boy Representations Certificate.

(d) Seller shall have performed and complied with all agreements required by this Agreement to be performed or complied with by them on or prior to the Closing.

(e) All consents, authorizations, orders and approvals of, filings or registrations with and the expiration of all waiting periods imposed by, any third Person, including any Governmental Authority, which are required for or in connection with the execution and delivery by Seller of this Agreement and the consummation by Seller of the Share Purchase contemplated hereby shall have been obtained or made, in form and substance reasonably satisfactory to Purchaser, and shall be in full force and effect.

(f) No action shall have been taken or threatened, and no law shall exist or have been enacted, promulgated or issued or deemed applicable to the transactions contemplated hereby by any Governmental Authority that would (i) make the consummation of the transaction contemplated hereby illegal or substantially delay the consummation of any material aspect of the transaction contemplated hereby, or (ii) render Seller unable to consummate the transaction contemplated hereby.

Section 4.2 Conditions Precedent to Seller’s Obligations. The obligations of Seller to be performed on the Closing Date shall be subject to the satisfaction or waiver prior to or at the Closing of each of the following conditions:

(a) Purchaser shall have delivered to Seller the Purchase Price for the Shares to be sold by Seller by wire transfer in immediately available funds pursuant to Section 1.2 hereof and the Residual Seller Share Certificates.

(b) The representations and warranties set forth in Section 3.2 hereof shall be true and correct as of the Closing Date and Purchaser shall have delivered to Seller a certificate dated as of the Closing Date and signed by an executive officer of Purchaser to such effect.

(c) Purchaser shall have performed and complied with all agreements required by this Agreement to be performed or complied with by it on or prior to the Closing.

(d) All consents, authorizations, orders and approvals of, filings or registrations with and the expiration of all waiting periods imposed by, any third Person, including any Governmental Authority, which are required for or in connection with the execution and delivery by the Purchaser of this Agreement and the consummation by the Purchaser of the Share Purchase contemplated hereby shall have been obtained or made, in form and substance reasonably satisfactory to Seller, and shall be in full force and effect.

(e) No action shall have been taken or threatened, and no law shall exist or have been enacted, promulgated or issued or deemed applicable to the transactions contemplated hereby by any Governmental Authority that would (i) make the consummation of the transaction contemplated hereby illegal or substantially delay the consummation of any material aspect of the transaction contemplated hereby, or (ii) render the Purchaser unable to consummate the transaction contemplated hereby.

Section 4.3 Notice. Seller hereby confirms that Purchaser has complied with the requirement for serving a repurchase notice as stipulated under Article 13(d) of the Memorandum and Articles of Association of Purchaser, and Seller hereby waives any of its right and claim with respect to such notice requirement.

Section 4.4 Conditions Subsequent. Each of the Parties undertakes to execute, file and register all such additional documents, instruments, agreements, certificates and assurances and do all such other acts and things necessary to effect the sale, transfer and delivery of the Shares. As soon as practical after the Closing, the Parties shall execute and deliver the cross-receipt acknowledging Seller’s receipt of the Purchase Price and Purchaser’s receipt from Seller of the original share certificates representing the Shares, together with an instrument of transfer duly executed by Seller.

ARTICLE V.

INDEMNIFICATION

Section 5.1 Indemnification. Seller agrees to promptly indemnify, and hold harmless Purchaser, and its officers, directors, partners, affiliates, attorneys and representatives (collectively, “Purchaser Indemnified Parties”) from, against, for and in respect of and pay any and all Losses (as defined in Section 5.2) suffered, sustained, incurred or required to be paid by any such party arising out of or resulting from any material breach of any representation, warranty, covenant or agreement of Seller contained in this Agreement.

Purchaser agrees to promptly indemnify, and hold harmless, of Seller and its affiliates, officers, directors, partners, attorneys and representatives (collectively “Seller Indemnified Parties”) from, against, for and in respect of and pay any and all Losses suffered, sustained, incurred or required to be paid by any party arising out of or resulting from any material breach of any representation, warranty, covenant or agreement of Purchaser contained in this Agreement.

Section 5.2 Definition of Losses. For purposes of this Article V, “Losses” shall mean all damages, awards, judgments, assessments, fines, penalties, charges, costs and expenses and other payments (excluding punitive or consequential damages) however suffered or characterized, all interest thereon, all costs and expenses of investigating any claim, lawsuit or arbitration and any appeal therefrom, all reasonable attorneys’, accountants’, investment bankers’, and expert witness’ fees incurred in connection therewith, whether or not such claim, lawsuit or arbitration is ultimately defeated and, subject to this Section 5.2, all amounts paid incident to any compromise or settlement of any such claim, lawsuit or arbitration; provided, however, that any compromise or settlement shall not be entered into without the consent of the Party from whom indemnification is sought (such consent not be unreasonably withheld).

Section 5.3 Maximum Amount Payable. The maximum amount of Losses for which Purchaser shall be liable to Seller, or for which Seller shall be liable to Purchaser, in any claim under this Agreement, shall not exceed the Purchase Price payable to Seller.

ARTICLE VI.

MISCELLANEOUS

Section 6.1 Notices. Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be conclusively deemed to have been duly given (a) when hand delivered to the other Party; (b) when received when sent by facsimile at the number set forth below; or (c) two (2) Business Days after deposit with an overnight delivery service, postage prepaid, addressed to the parties as set forth below with next-business-day delivery guaranteed, provided that the sending Party receives a confirmation of delivery from the delivery service provider.

If to Seller, to:

SB Asia Investment Fund II L.P.
c/o M&C Corporate Services Limited
PO Box 309
Ugland House, Grand Cayman KYI-1104
Cayman Islands
Fax: (852) 2234-9116
Tel: (86)10-6563-0357

With a copy to:

c/o SAIF Advisors Ltd.
Suites 2115-2118, Two Pacific Place
88 Queensway, Hong Kong
Attention: Daniel Yang/Brandon Lin
Fax: (852) 2234-9116

If to Purchaser, to:

Perfect World Co., Ltd.
8th Floor, Huakong Building
No. 1 Shangdi East Road, Haidian District
Beijing 100085, People’s Republic of China
Attention: Michael Yufeng Chi
Fax: 8610- 5885-1012

Each Party making a communication hereunder by facsimile shall promptly confirm by telephone to the person to whom such communication was addressed each communication made by it by facsimile pursuant hereto but the absence of such confirmation shall not affect the validity of any such communication. A party may change or supplement the addresses given above, or designate additional addresses, for purposes of this Section 6.1 by giving the other party written notice of the new address in the manner set forth above.

Section 6.2 Waivers and Amendments; Non-Contractual Remedies; Preservation of Remedies. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived only by a written instrument signed by the Parties or in the case of a waiver, by the Party waiving compliance. No delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof except as expressly provided herein. No waiver on the part of any Party of any right, power or privilege nor any single or partial exercise of any such right, power or privilege, shall preclude any further exercise thereof or the exercise of any other such right, power or privilege. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity.

Section 6.3 Governing Law; Arbitration. This Agreement shall be governed by and construed under the laws of the State of New York, without regard to principles of conflicts of law thereunder. In the event the parties are unable to settle a dispute between them regarding this Agreement, such dispute shall be referred to and finally settled by arbitration in Hong Kong under the auspices of the Hong Kong International Arbitration Centre in accordance with the UNCITRAL Arbitration Rules (“UNCITRAL Rules”) then in effect, which rules are deemed to be incorporated by reference into this Section 6.3, subject to the following: (i) the arbitration tribunal shall consist of three arbitrators to be appointed according to the UNCITRAL Rules, and at least one arbitrator is licensed to practice New York law; (ii) the language of the arbitration shall be English; and (iii) the arbitrators shall decide any dispute submitted by the parties to the arbitration strictly in accordance with the substantive Law of the State of New York and shall not apply any other substantive Law. The award of the arbitration tribunal shall be final and binding upon the disputing parties, and either party may apply to a court of competent jurisdiction for enforcement of such award. The prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled. Notwithstanding the foregoing, the request by any Party for specific performance or preliminary or permanent injunctive relief, whether prohibitive or mandatory, shall not be subject to arbitration and may be adjudicated in any court of competent jurisdiction, and nothing herein shall be construed to limit any Party’s ability to seek and obtain such relief.

Section 6.4 Binding Effect; No Assignment; No Third Party Beneficiaries. Except as expressly provided herein, neither this Agreement, nor any right hereunder, may be assigned by any Party without the written consent of the other Parties. Any assignment or attempted assignment in violation of the foregoing shall be void. This Agreement shall be binding upon and inure solely to the benefit of the Parties hereto and their permitted successors and assigns and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

Section 6.5 Entire Agreement. This Agreement (including the Exhibits attached hereto) contains all of the agreement among the Parties with respect to the transaction contemplated hereby and supersede all prior agreements and understandings, whether written or oral, between the Parties with respect thereto. Notwithstanding the foregoing, in the event that the Big Boy Representations Certificate is executed and delivered by Seller, such certificate shall be integrated into, and form a part of, this Agreement.

Section 6.6 Counterparts. This Agreement may be executed by the Parties in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by at least one Party, but together signed by both of the Parties.

Section 6.7 Headings. The headings of the various articles and sections of this Agreement are inserted merely for the purpose of convenience and do not expressly or by implication limit, define or extend the specific terms of the section so designated.

Section 6.8 Severability. If any provisions of this Agreement shall be adjudicated to be illegal, invalid or unenforceable in any action or proceeding whether in its entirety or in any portion, then such provision shall be deemed amended, if possible, or deleted, as the case may be, from the Agreement in order to render the remainder of the Agreement and any provision thereof both valid and enforceable, and all other provisions hereof shall be given effect separately therefrom and shall not be affected thereby.

Section 6.9 Expenses. All legal fees payable in connection herewith, to the extent disclosed to Purchaser, shall be paid by Purchaser.

Section 6.10 Survival. All representations, warranties, covenants and agreements of the parties shall survive the consummation of the transactions contemplated by this Agreement.

Section 6.11 Termination. This Agreement shall terminate in its entirety and be of no further force or effect with the exception of the provisions set forth in Sections 2.2 and 6.3 upon the occurrence of any of the following:

(a) the Share Purchase has not occurred on or before June 12, 2009; or

(b) the conditions to each Party’s obligation to close have not been satisfied or waived on or prior to the Closing Date.

provided, however, that no such termination shall relieve any Party of liability for its breach of this Agreement.

Section 6.12 Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

(a) “Affiliate” or “affiliates”, as applied to any Person, shall mean any other Person directly or indirectly controlling, controlled by, or under common control with that Person. For the purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that person, whether through the ownership of voting securities or by contract or otherwise.

(b) “Beneficially own” and “beneficial ownership” have the meanings given to these terms in Rule 13d-3 of the Rules and Regulations of the Securities and Exchange Commission under the Exchange Act, as in effect on the date hereof.

(c) “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in the Beijing are authorized or required by law or executive order to close.

(d) “Big Boy Representation Certificate” means a certificate, in the form attached hereto as Exhibit A.

(e) “Governmental Authority” means the government of any nation, state, city, locality or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

(f) “Law” shall mean any statute, law, rule, regulation, judgment, order or decree of any state, country or jurisdiction.

(g) “Lien” or “Liens” mean any mortgage, deed of trust, pledge, hypothecation, assignment, encumbrance, voting restriction (statutory or other), lien (statutory or other) or preference, priority, right or other security interest or preferential arrangement of any kind or nature whatsoever.

(h) “Person” means any individual, firm, corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company, Governmental Authority or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

IN WITNESS WHEREOF, the parties hereto have caused this SHARE REPURCHASE AGREEMENT to be duly executed on the date first above written.

PERFECT WORLD CO., LTD.

By:	/s/ Michael Yufeng Chi
Name:	Michael Yufeng Chi
Title:	Chairman and Chief Executive Officer

SB ASIA INVESTMENT FUND II L.P.

By:	SAIF II GP L.P., its sole general partner
By:	SAIF Partners II L.P., its sole general partner,
By:	SAIF II GP Capital Ltd., its sole general partner

By:	/s/ Andrew Y. Yan
Name:	Andrew Y. Yan
Title:	Managing Partner

EXHIBIT A BIG BOY REPRESENTATION CERTIFICATE

BIG BOY REPRESENTATION CERTIFICATE

This certificate is being delivered by the undersigned in connection with the SHARE REPURCHASE AGREEMENT (the “Purchase Agreement”), dated as of June 1, 2009, by and between Perfect World Co., Ltd., a company organized under the laws of the Cayman Islands, and SB Asia Investment Fund II L.P., an exempted limited partnership organized and existing under the laws of the Cayman Islands. Capitalized terms used, but not defined, herein shall have the meanings given to such terms in the Purchase Agreement. This certificate, upon execution and delivery, shall form a part of, and be integrated into, the Purchase Agreement.

1.Big Boy Representation. Seller acknowledges that it is a sophisticated investor engaged in the business of assessing and assuming investment risks with respect to securities, including securities such as the Ordinary Shares, and further acknowledges that Purchaser is entering into this Agreement with Seller in reliance on this acknowledgment and with Seller’s understanding, acknowledgment and agreement that Purchaser is privy to material non-public information regarding Purchaser (collectively, the “Non-Public Information”), which Non-Public Information may be material to a reasonable investor, such as Seller, when making investment disposition decisions, including the decision to enter into the Purchase Agreement, and Seller’s decision to enter into the Purchase Agreement is being made with full recognition and acknowledgment that Purchaser is privy to the Non-Public Information, irrespective of whether such Non-Public Information has been provided to Seller. Seller hereby waives any claim, or potential claim, it has or may have against Purchaser relating to Purchaser’s possession of Non-Public Information.

IN WITNESS WHEREOF, this Big Boy Representations Certificate has been executed as of this      day of             , 2009.

SB ASIA INVESTMENT FUND II L.P.

By:	SAIF II GP L.P., its sole general partner
By:	SAIF Partners II L.P., its sole general partner,
By:	SAIF II GP Capital Ltd., its sole general partner

By:
Name:	Andrew Y. Yan
Title:	Authorized Signatory